Exhibit 99.1
Pinnacle Airlines Corp. Reports Third Quarter 2008 Financial Results

Company reports consolidated net income of $7.7 million

MEMPHIS, TN – November 6, 2008 – Pinnacle Airlines Corp. (NASDAQ: PNCL) (the “Company”) today reported third quarter 2008 net income of $7.7 million and fully diluted earnings per share (“EPS”) of $0.43.  The Company reported net income and EPS of $10.9 million and $0.48, respectively, for the third quarter of 2007.

The Company reported consolidated operating income of $20.0 million during the third quarter of 2008, an increase of 33% over the third quarter of 2007.  During the third quarter of 2008, Pinnacle Airlines, Inc. (“Pinnacle”), the Company’s regional jet operating subsidiary, reported operating income and an operating margin of $12.0 million and 8.1%, respectively, while Colgan Air, Inc. (“Colgan”), the Company’s regional turboprop operating subsidiary, reported operating income and an operating margin of $8.0 million and 10.9%, respectively.

“We are very proud of our People at Colgan and Pinnacle,” said Phil Trenary, the Company’s chief executive officer.  “Thanks to their focus, hard work, and dedication, Colgan’s financial performance dramatically improved and Pinnacle led all regional carriers and most mainline carriers in the United States in on-time performance during the third quarter of 2008.”

Significant recent accomplishments of the Company and its two operating subsidiaries include the following:

Recent Significant Events

-- Colgan took delivery of two Q400 aircraft during the third quarter to be operated under its capacity purchase agreement with Continental Airlines.  With the addition of these two aircraft, Colgan now operates 15 Q400 aircraft as Continental Connection, primarily out of Continental’s hub at Newark Liberty International Airport.  Operating and financial performance related to the Q400 was strong during the third quarter, contributing significantly to the improved operating income at Colgan.

-- The Company entered into an agreement with Delta to operate on a short-term basis seven additional CRJ-900 aircraft that were formerly operated by another Delta Connection carrier. The Company’s Pinnacle subsidiary will temporarily operate these seven CRJ-900 aircraft until Pinnacle’s seven remaining permanent CRJ-900 aircraft begin operations under the Delta Connection Agreement in the first half of 2009.  Pinnacle has received and is operating four of the additional seven temporary CRJ-900 aircraft, and expects to receive the remaining three in November 2008.   In addition, Pinnacle accepted delivery of two of its permanent CRJ-900 aircraft fleet during the third quarter.  These aircraft are being used as spares to support Pinnacle’s Delta Connection operations until they are placed into full service under the Delta Connection Agreement in January 2009.

-- Colgan continues to execute on its pro-rate turn-around plan, with six Saab 340 and three Beech 1900 aircraft scheduled to retire during the fourth quarter.  The Company is negotiating with United to retain certain routes as a United Express carrier at United’s hub at Washington Dulles International Airport that previously the Company intended to eliminate.  The Company anticipates continuing to operate in these markets with a modified pro-rate agreement that provides for a connecting passenger incentive payment from United to mitigate the risk of volatile fuel costs.  The Company is working to finalize this agreement with United during the fourth quarter.

-- Pinnacle led the regional airline industry in operating performance during the third quarter of 2008, achieving the best on-time performance of all regional airlines reporting to the Department of Transportation.  In addition, Pinnacle led all U.S. airlines reporting to the Department of Transportation in on-time performance for the month of July.

-- In November 2008, the Company amended its revolving credit facility collateralized by the Company’s auction rate securities portfolio.  This amendment extends the maturity date from February 2009 to November 2009 and provides for additional borrowings of up to $10 million to be used to fund purchases or redemptions of other indebtedness of the Company.

-- On October 29, 2008, Delta and Northwest completed their previously announced merger.  The Company is the second largest independent corporate regional partner for the combined Delta/Northwest operation, with 139 aircraft in the Delta network.  The Company does not believe that this merger will have a material adverse effect on its operations, as its capacity purchase agreements with Delta are relatively long-term and do not contain early termination provisions that could be triggered by consolidation.

”On behalf of the Pinnacle family, I want to congratulate Delta and Northwest on merging to form the world’s largest commercial airline company,” said Phil Trenary.  “Our industry-leading performance and competitive costs provide a solid foundation for continuing our strong relationship with Delta.”

Third Quarter 2008 Financial and Operating Results

Pinnacle completed 107,632 block hours and 66,779 departures, decreases of 4% and 2%, respectively, over the same period in 2007.  Pinnacle’s capacity decreased due to the return of 15 CRJ-200 aircraft operating under its Airline Services Agreement (“ASA”) with Northwest, partially offset by the addition of ten CRJ-900 aircraft operating under its Delta Connection Agreement (“DCA”).  Colgan completed 43,004 block hours and 34,320 departures during the third quarter, increases of 22% and 14%, respectively, over the same period in 2007.  The addition of Colgan’s Q400 aircraft fleet was the primary factor in the growth in its operations.

The Company recorded consolidated operating revenue of $221.8 million, an increase of $16.1 million, or 8%, over the same period in 2007.  This increase is primarily related to revenue earned under the Company’s new contracts with Delta and Continental, offset by a decrease in revenue in its Northwest Airlink and pro-rate operations.  Consolidated operating income and operating margin were $20.0 million and 9.0%, respectively, during the third quarter of 2008.   Consolidated operating income and operating margin for the third quarter of 2007 were approximately $15.0 million and 7.3%, respectively.

Pinnacle reported operating income and operating margin of $12.0 million and 8.1%, a decline of $3.9 million from the third quarter of 2007.  Operating income declined due to the previously mentioned reduction in capacity, and due to ongoing transitional costs associated with the start-up of Pinnacle’s CRJ-900 operations for Delta.  Pinnacle had planned to operate at a higher level of capacity in both its Delta Connection and Northwest Airlink operations, and hired and retained crews accordingly.  These higher levels of staffing led to lower productivity and a higher unit labor cost during the third quarter of 2008 than expected.  In addition, Pinnacle incurred approximately $0.75 million of unreimbursed costs associated with two CRJ-900 aircraft that delivered during the third quarter but that will not enter into service under the DCA until January 2009.  Pinnacle also began certain upgrades to its CRJ-200 fleet during the third quarter to improve the mechanical reliability of the fleet during the upcoming winter months.  These maintenance upgrades, which are not reimbursable maintenance costs under Pinnacle’s ASA, also contributed to lower operating income.

Colgan reported operating income and operating margin of $8.0 million and 10.9%, an increase of $8.9 million from the third quarter of 2007.  The addition of Colgan’s Q400 aircraft fleet contributed significantly to the improvement in operating income during the third quarter.  In addition, Colgan’s revenue per available seat mile within its pro-rate operations increased by 9% year over year.  This increase in revenue was partially offset by a $4.0 million increase in fuel costs from the third quarter of 2007.  Colgan’s fuel cost per gallon during the third quarter of 2008 was $3.79.  Colgan’s third quarter 2008 results included a charge related to the previously announced retirement of a portion of the Company’s Saab 340 and Beech 1900 fleet totaling $1.1 million ($0.7 million net of related income taxes),  and a credit resulting from a correction of an error that reduced maintenance expense by $1.4 million ($0.9 million net of related income taxes).  Together these two items increased the Company’s third quarter 2008 EPS by $0.01.

Net interest expense for the third quarter was approximately $9.0 million, as compared to net interest expense of $1.4 million during the third quarter of 2007. The increase in net interest expense is driven by interest costs from the investments the Company has made in its new fleet of Q400 and CRJ-900 aircraft.

Net income for the third quarter was $7.7 million, as compared to net income during the third quarter of 2007 of $10.9 million.

Cash and Investments

The Company ended the quarter with unrestricted cash and cash equivalents totaling $63.8 million.

The Company generated $14.7 million in cash and cash equivalents from operating activities during the third quarter 2008.  Cash used for investing activities of $5.8 million primarily related to non-aircraft capital expenditures and the net purchase of aircraft.  Cash used in financing activities was $10.3 million, which included $4.8 million in debt repayments associated with the Company’s aircraft pre-delivery payment financing facilities and $5.5 million of regularly scheduled principal payments on long-term debt and other items.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp., an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc.  Pinnacle Airlines, Inc. operates under the name Northwest Airlink and Delta Connection and operates 124 CRJ-200 and 15 CRJ-900 regional jet aircraft in the United States, Canada, the Bahamas, Mexico, U.S. Virgin Islands, and Turks and Caicos Islands. Colgan Air, Inc. operates as Continental Connection, United Express and US Airways Express and operates a fleet of 15 Q400, 37 Saab 340 and four Beech 1900 turboprop regional aircraft.

Forward-Looking Statements

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our website or online from the Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

For further information, please contact Joe Williams, at (901) 346-6162, or visit our website at www.pncl.com.
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Pinnacle Airlines Corp.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,
	2008	2007
Operating revenues
Regional airline services	$220,242	$203,271
Other	1,550	2,459
Total operating revenues	221,792	205,730
Operating expenses
Salaries, wages and benefits	57,428	52,830
Aircraft fuel	14,831	10,785
Aircraft maintenance, materials and repairs	20,455	22,468
Aircraft rentals	31,411	35,049
Other rentals and landing fees	19,537	15,307
Ground handling services	21,651	24,520
Commissions and passenger related expense	7,183	7,120
Depreciation and amortization	7,586	2,448
Other	20,631	20,196
Impairment of goodwill and aircraft lease return costs	1,069	-
Total operating expenses	201,782	190,723
Operating income	20,010	15,007
Operating income as a percentage of operating revenues	9.0%	7.3%
Nonoperating (expense) income
Interest income	1,289	2,521
Interest expense	(10,253)	(1,128)
Miscellaneous income (expense) income	192	(11)
Total nonoperating (expense) income	(8,772)	1,382
Income before income taxes	11,238	16,389
Income tax expense	(3,521)	(5,485)
Net income	$7,717	$10,904

Basic earnings per share	$0.43	$0.53

Diluted earnings per share	$0.43	$0.48

Shares used in computing basic earnings per share	17,867	20,470
Shares used in computing diluted earnings per share	17,891	22,544

Pinnacle Airlines Corp.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Nine Months Ended September 30,
	2008	2007
Operating revenues
Regional airline services	$640,414	$578,696
Other	6,873	7,578
Total operating revenues	647,287	586,274
Operating expenses
Salaries, wages and benefits	169,901	150,392
Aircraft fuel	41,603	26,718
Aircraft maintenance, materials and repairs	65,997	62,941
Aircraft rentals	97,439	103,997
Other rentals and landing fees	52,386	44,359
Ground handling services	72,712	73,236
Commissions and passenger related expense	21,436	17,935
Depreciation and amortization	18,566	6,820
Other	64,298	57,222
Impairment of goodwill and aircraft lease return costs	13,688	-
Total operating expenses	618,026	543,620

Operating income	29,261	42,654

Operating income as a percentage of operating revenues	4.5%	7.3%
Nonoperating (expense) income
Interest income	5,326	8,468
Interest expense	(23,915)	(6,109)
Impairment of auction rate securities	(8,675)	-
Loss on sale of unsecured claim	-	(4,144)
Miscellaneous income	166	325
Total nonoperating expense	(27,098)	(1,460)
Income before income taxes	2,163	41,194
Income tax expense	(3,244)	(13,263)
Net income (loss)	$(1,081)	$27,931

Basic earnings (loss) per share	$(0.06)	$1.31

Diluted earnings (loss) per share	$(0.06)	$1.17

Shares used in computing basic (loss) earnings per share	17,864	21,398
Shares used in computing diluted (loss) earnings per share	17,864	23,863

Pinnacle Airlines Corp.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	September 30, 2008	December 31, 2007
Assets	(Unaudited)
Current assets
Cash and cash equivalents	$63,829	$26,785
Restricted cash	4,558	5,327
Short-term investments	-	186,850
Receivables, net	33,594	31,107
Spare parts and supplies, net	23,436	16,030
Prepaid expenses and other assets	10,836	16,535
Deferred income taxes, net of allowance	13,677	12,285
Income taxes receivable	26,979	-
Total current assets	176,909	294,919
Property and equipment
Flight equipment	645,069	162,374
Aircraft pre-delivery payments	12,877	81,425
Other property and equipment	44,372	39,969
Less accumulated depreciation	(46,252)	(28,358)
Net property and equipment	656,066	255,410

Investments	126,925	-
Deferred income taxes, net of allowance	53,004	79,856
Other assets, primarily aircraft lease deposits	33,470	28,528
Debt issuance costs, net	6,514	4,598
Goodwill	18,422	28,206
Intangible assets, net	15,002	17,071
Total assets	$1,086,312	$708,588

Liabilities and stockholders’ equity
Current liabilities
Short-term notes payable and current maturities of long-term debt	$37,522	$73,513
Bank lines of credit	88,275	8,375
Accounts payable	26,838	33,062
Deferred revenue	23,861	24,099
Accrued expenses and other current liabilities	82,498	104,410
Total current liabilities	258,994	243,459

Senior convertible notes	121,000	121,000
Long-term debt, less current maturities	452,691	71,812
Deferred revenue, net of current portion	192,555	209,752
Other liabilities	7,904	4,743
Commitments and contingencies

Stockholders’ equity
Common stock, $0.01 par value; 40,000,000 shares authorized; 22,514,782 and 22,402,999 shares issued, respectively	225	224
Treasury stock, at cost, 4,450,092 shares	(68,152)	(68,152)
Additional paid-in capital	93,241	91,165
Accumulated other comprehensive loss	(15,850)	(10,200)
Retained earnings	43,704	44,785
Total stockholders’ equity	53,168	57,822
Total liabilities and stockholders’ equity	$1,086,312	$708,588

Pinnacle Airlines Corp.
Condensed Consolidated Statements of Cash Flows (Unaudited)
 (in thousands)
	Nine Months Ended September 30,
	2008	2007
Cash provided by operating activities	$13,668	$277,022
Cash provided by (used in) investing activities	25,697	(257,840)
Cash used in financing activities	(2,321)	(14,020)
Net increase in cash and cash equivalents	37,044	5,162
Cash and cash equivalents at beginning of period	26,785	705
Cash and cash equivalents at end of period	$63,829	$5,867

Pinnacle Airlines Corp.
Operating Statistics (Unaudited)

	Pinnacle Airlines, Inc.
	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	Change	2008	2007	Change
Other Data:
Revenue passengers (in thousands)	2,619	2,636	(1)%	7,770	7,477	4%
Revenue passenger miles “RPMs”(in thousands)	1,236,067	1,230,775	0%	3,622,776	3,471,275	4%
Available seat miles “ASMs” (in thousands)	1,598,929	1,562,621	2%	4,715,054	4,528,179	4%
Passenger load factor	77.3%	78.8%	(1.5) pts.	76.8%	76.7%	0.1 pts.
Operating revenue per ASM (in cents)	9.27	9.64	(4)%	9.72	9.79	(1)%
Operating cost per ASM (in cents)	8.52	8.62	(1)%	8.88	8.84	0%
Operating revenue per block hour	$1,377	$1,340	3%	$1,382	$1,347	3%
Operating cost per block hour	$1,265	$1,198	6%	$1,262	$1,217	4%
Block hours	107,632	112,378	(4)%	331,744	329,201	1%
Departures	66,779	68,370	(2)%	200,568	199,598	0%
Average daily utilization (block hours)	8.74	8.77	0%	8.91	8.79	1%
Average stage length (miles)	465	461	1%	462	460	0%

Number of operating aircraft (end of period)
CRJ-200	124	139	(11)%
CRJ-900	11	-	100%
Employees (end of period)	4,164	4,061	3%

Pinnacle Airlines Corp.
Operating Statistics (Unaudited)

	Colgan Air, Inc.
	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	Change	2008	2007	Change

Pro Rate Agreements:
Revenue passengers (in thousands)	356	425	(16)%	1,082	1,112	(3)%
RPMs (in thousands)	65,192	78,475	(17)%	197,977	206,046	(4)%
ASMs (in thousands)	146,997	164,907	(11)%	446,643	443,782	1%
Passenger load factor	44.3%	47.6%	(3.3)pts.	44.3%	46.4%	(2.1) pts.
Passenger yield (in cents)	82.26	70.22	17%	77.76	69.29	12%
Operating revenue per ASM (in cents)	36.48	33.42	9%	34.47	32.17	7%
Operating revenue per block hour	$1,804	$1,560	16%	$1,675	$1,512	11%
Block hours	29,722	35,329	(16)%	91,888	94,433	(3)%
Departures	25,679	30,049	(15)%	77,147	79,982	(4)%
Fuel consumption (in thousands of gallons)	3,918	4,459	(12)%	11,535	12,583	(8)%
Average price per gallon	$3.79	$2.39	59%	$3.61	$2.25	60%
Average fare	$151	$130	16%	$142	$128	11%

Capacity Purchase Agreement:
Revenue passengers (in thousands)	394	-	100%	770	-	100%
Revenue passenger miles (in thousands)	109,687	-	100%	214,582	-	100%
ASMs (in thousands)	175,823	-	100%	325,365	-	100%
Passenger load factor	62.4%	-	62.4 pts.	66.0%	-	66.0 pts.
Operating revenue per ASM (in cents)	11.36	-	100%	10.74	-	100%
Operating revenue per block hour	$1,504	-	100%	$1,413	-	100%
Block hours	13,282	-	100%	24,741	-	100%
Departures	8,641	-	100%	15,927	-	100%

Total Colgan:
Block hours	43,004	35,329	22%	116,629	94,433	24%
Departures	34,320	30,049	14%	93,074	79,982	16%
ASMs (in thousands)	322,820	164,907	96%	772,008	443,782	74%
Total operating cost per ASM (in cents)	20.34	33.99	(40)%	25.83	32.27	(20)%
Total operating cost per ASM (in cents) (excluding impairment of goodwill and aircraft lease return costs)	20.01	33.99	(41)%	24.06	32.27	(25)%
Total operating cost per block hour	$1,527	$1,587	(4)%	$1,710	$1,517	13%
Total operating cost per block hour (excluding impairment of goodwill and aircraft lease return costs)	$1,502	$1,587	(5)%	$1,593	$1,517	5%

Average daily utilization (block hours)	10.76	7.95	35%	8.63	7.36	17%
Average stage length (miles)	221	185	19%	209	184	14%
Number of operating aircraft (end of period)
Saab 340	37	42	(12)%
Beech 1900	4	7	(43)%
Q400	15	-	100%
Employees	1,389	1,244	12%